Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2014 FINANCIAL RESULTS
Zeeland, Michigan, January 28, 2015 - Gentex Corporation (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2014.
For the fourth quarter of 2014, the Company reported net sales of $350.4 million, an increase of 7% compared to net sales of $326.8 million for the fourth quarter of 2013. The increase was behind the forecast provided at the beginning of the quarter primarily due to end of year inventory adjustments at certain tier-one automotive customers, that are not expected to continue. For calendar year 2014, the Company’s net sales increased 17% to $1.38 billion compared to $1.17 billion for calendar year 2013.
The gross profit margin in the fourth quarter of 2014 was 38.4% compared with a gross profit margin of 39.4% in the fourth quarter of 2013, primarily due to higher than expected manufacturing costs related to new technology launches, the Company's inability to leverage fixed overhead costs because of the lower than anticipated sales levels, and annual customer price reductions, which were not fully offset by favorable purchasing cost reductions and improvements in product mix. The gross profit margin for calendar year 2014 was 39.2%, compared with a gross profit margin of 36.8% for calendar year 2013, primarily due to favorable shifts in product mix, the impact of the HomeLink® acquisition and purchasing cost reductions, which were partially offset by annual customer price reductions.
Net income for the fourth quarter of 2014 was $71.0 million, up 2% compared with net income of $69.9 million in the fourth quarter of 2013. Net income in calendar year 2014 was $288.6 million, up 29% compared with net income of $222.9 million in calendar year 2013.
After adjusting for the stock split, earnings per diluted share in the fourth quarter of 2014 were $0.24, compared with earnings per diluted share of $0.24 in the fourth quarter of 2013. Earnings per diluted share were $0.98 for calendar year 2014, compared with $0.77 for calendar year 2013.

Exhibit 99.1

Automotive electrochromic mirror unit shipments in the fourth quarter of 2014 increased 9% compared with the fourth quarter of 2013 and for calendar year 2014 increased 11% compared to calendar year 2013, primarily due to increased unit shipments of both the Company's interior and exterior auto-dimming rearview mirrors in all of the Company's primary markets. Automotive net sales in the fourth quarter of 2014 were $342.4 million, up 7% compared with $320.3 million in the fourth quarter of 2013, and for calendar year 2014 were $1.34 billion, up 17% compared with $1.14 billion in calendar year 2013.
Other net sales, which include dimmable aircraft windows and fire protection products, were $8.0 million in the fourth quarter of 2014, up 24% compared with $6.5 million in the fourth quarter of 2013, and for calendar year 2014 were $35.4 million, up 27% compared with $27.9 million in calendar year 2013.
”It’s an exciting time for Gentex as we introduce new innovative products and processes into manufacturing and expand our capabilities for future growth,” said Gentex Chairman of the Board and Chief Executive Officer, Fred Bauer. “However, occasionally with product innovation comes complexity. In the fourth quarter, we saw some of the challenges of that increased complexity manifest itself in the form of increased manufacturing costs. But, given our culture of performing in challenging environments, and history of simplifying the complex, we remain confident in our ability to perform in calendar year 2015" continued Bauer.
Other Items
In December 2014, the Company completed the previously announced two-for-one stock split, effected in the form of a 100% common stock dividend, entitling each shareholder of record to receive one additional share of common stock for each outstanding share of the Company’s common stock, par value $0.06 per share. This stock dividend was issued on December 31, 2014, to shareholders of record at the close of business on December 17, 2014. All share and per-share items represented in this press release (including the financial statements) reflect the two-for-one stock split.
In addition, the Company repurchased approximately 1.1 million shares of its common stock during the fourth quarter of 2014 for a total cost of $20 million. For the year ended December 31, 2014, the Company repurchased approximately 1.8 million shares of its common stock for a total cost of $30 million. The Company may, in the future, repurchase additional shares of its common stock, depending on

Exhibit 99.1

macroeconomic issues, market trends and other factors that the Company deems appropriate with the shares that remain available from our previously announced share repurchase plan.
Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2015 are based on the IHS Automotive January 2015 forecast for light vehicle production in North America, Europe, Japan and Korea. Based on the following light vehicle production forecasts, the Company is also giving 2015 annual guidance below:

Light Vehicle Production (per IHS Automotive January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2015	Calendar Year 2014	% Change
North America	17.4	17.0	2%
Europe	20.0	20.1	—%
Japan and Korea	13.2	13.7	(4)%
Total Light Vehicle Production	50.6	50.8	—%

2015 Guidance
Net Sales	$1.47 - 1.54 billion
Gross Margin	38.5% - 39.5%
Operating Expenses (E, R&D and S, G&A)	$150 - $157 million
Tax Rate	31.5% - 32.5%
Capital Expenditures	$95 - $105 million
Depreciation & Amortization	$85 - $90 million
"Despite what looks to be another challenging year in 2015, with flat light vehicle production in our primary markets, the Company is poised to continue our trend of strong growth relative to the market, along with sustained profitability, and as always continued focus on re-investing in the Company for the future," affirmed Bauer.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions.

Exhibit 99.1

Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business; integration of the newly acquired HomeLink business operations; retention of the newly acquired customers of the HomeLink business; and expansion of product offerings including those incorporating HomeLink technology. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.
Fourth Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, January 28, 2015. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

Exhibit 99.1

About The Company

Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2014	2013	% Change	2014	2013	% Change
North American Interior Mirrors	2,053	1,961	5%	8,201	7,858	4%
North American Exterior Mirrors	652	548	19%	2,443	2,179	12%
Total North American Mirror Units	2,705	2,509	8%	10,644	10,038	6%
International Interior Mirrors	3,249	2,987	9%	13,028	11,493	13%
International Exterior Mirrors	1,347	1,180	14%	5,368	4,673	15%
Total International Mirror Units	4,596	4,167	10%	18,396	16,167	14%
Total Interior Mirrors	5,303	4,948	7%	21,228	19,351	10%
Total Exterior Mirrors	1,998	1,728	16%	7,812	6,853	14%
Total Auto-Dimming Mirror Units	7,301	6,676	9%	29,040	26,204	11%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months ended December 31,
	2014	2013	2014		2013
Net Sales	$350,410,939	$326,769,678	$1,375,501,159		$1,171,864,171
Cost of Goods Sold	215,737,971	198,075,383	836,611,464		741,131,269
Gross profit	134,672,968	128,694,295	538,889,695		430,732,902

Engineering, Research & Development	21,780,497	19,840,611	84,175,738		76,495,051
Selling, General & Administrative	14,277,108	13,218,027	55,879,783		49,496,038
Income from operations	98,615,363	95,635,657	398,834,174		304,741,813
Other Income	5,404,427	8,502,281	16,492,316		23,322,230
Income before Income Taxes	104,019,790	104,137,938	415,326,490		328,064,043
Provision for Income Taxes	33,044,911	34,256,914	126,721,911		105,134,094
Net Income	$70,974,879	$69,881,024	$288,604,579		$222,929,949

Earnings Per Share
Basic	$0.24	$0.24	$0.99		$0.78
Diluted	$0.24	$0.24	$0.98		$0.77
Weighted Average Shares
Basic	292,742,146	288,689,658	290,952,123		286,920,036
Diluted	296,163,669	291,513,618	294,299,359	142,588,023	288,548,342

Cash Dividends Declared per Share	$0.08	$0.07	$0.31		$0.28

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
ASSETS
Cash and Short Term Investments	$497,430,825	$309,591,724
Other Current Assets	359,206,869	291,594,518
Total Current Assets	856,637,694	601,186,242

Plant and Equipment - Net	373,390,992	357,021,225

Goodwill	307,365,845	307,365,845
Long-Term Investments	114,642,567	107,005,522
Intangible Assets	346,875,000	366,175,000
Patents and Other Assets	23,627,931	25,334,600
Total Other Assets	792,511,343	805,880,967

Total Assets	$2,022,540,029	$1,764,088,434

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$133,431,163	$119,980,414
Long-Term Debt	258,125,000	265,625,000
Deferred Income Taxes	59,571,421	50,879,337
Shareholders' Investment	1,571,412,445	1,327,603,683
Total Liabilities & Shareholders' Investment	$2,022,540,029	$1,764,088,434